Exhibit 10-A (b)

NONQUALIFIED STOCK OPTION AGREEMENT
COLGATE-PALMOLIVE COMPANY

2013 INCENTIVE COMPENSATION PLAN

[DATE], 20[__]

<<Title>> <<First Name>> <<Last Name>>
Colgate-Palmolive
<<Location>>

This Award Agreement (including, if applicable, the appendix hereto) will confirm the following Award of Nonqualified Options made to you on [DATE], 20[__] by the Personnel and Organization Committee of the Board of Directors of Colgate-Palmolive Company (the “Company”) pursuant to the 2013 Incentive Compensation Plan (the “Plan”). Copies of the Plan, the Plan Prospectus and the Guidelines Regarding the Effect of Termination of Employment on Awards Granted under the Plan, adopted on May 10, 2013 (the “Termination Guidelines”) are available online via the Merrill Lynch Benefits OnLine® website which can be accessed on the “ColgatePeople/For Employees/Compensation/Learn About Compensation Programs” section of OurColgate.com or, if you prefer to receive a paper copy, they are available from the Company at 300 Park Avenue, New York, NY, 10022, Attention: Mr. Andrew D. Hendry, Chief Legal Officer and Secretary. These are important documents with respect to your Award, and we urge you to take the time to review them. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan.

The Company hereby grants you a Nonqualified Option to purchase from the Company up to a total of <<#Shares>> shares of the Company’s common stock (“Shares”) at $xx.xx per Share.

This Nonqualified Option may be exercised only in accordance with the terms and conditions contained in or established pursuant to the Plan, as supplemented by this Award Agreement. It vests, and may be exercised from time to time prior to its expiration, as follows: cumulatively as to one-third of the Shares on the first anniversary date of this Award Agreement and as to an additional one-third on each of the two succeeding anniversary dates.

The grant of this Nonqualified Option shall not obligate the Company or any of its Affiliates to continue your employment for any period or on any basis of compensation, including future grants of Options or other Awards.

This Award Agreement is subject to all of the terms, conditions, limitations and restrictions contained in or established pursuant to the Plan, the Termination Guidelines and, if applicable, the Company’s Clawback Policy and all requirements of applicable law, including the provisions relating to the exercise and/or forfeiture of Options upon termination of employment. Your acceptance of this Nonqualified Option shall constitute your acknowledgment of, and agreement to, all such terms, conditions, limitations and restrictions.

This Award Agreement may not be assigned or transferred in whole or in part except as provided in the Plan. You shall not have any of the rights of a shareholder with respect to any of the Shares which are the subject of this Award Agreement until you exercise the Nonqualified Option and such Shares are actually issued to you.

This Nonqualified Option shall expire at 12:01am on [Date], 20[__], or sooner, in the event of your termination of employment, as provided in the Plan and the Termination Guidelines. This Nonqualified Option must be exercised by the close of the New York Stock Exchange on the last business day prior to this expiration date.

The number of Shares and the exercise price per Share are subject to adjustment as provided in the Plan. You assume all risks incident to any change in applicable laws or regulations and any change in the market value of Shares after the date of grant and after exercise of this Nonqualified Option in whole or in part.

Data Privacy. You understand that the Company and the Company subsidiary for which you work may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”). You hereby consent to the collection, use and transfer, in electronic or other form, of the data by and among, as applicable, the Company, its subsidiaries and Affiliates and any third parties engaged by the Company to administer the Plan, for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

This Award Agreement and related Nonqualified Option are governed by, and subject to, the laws of the State of Delaware, without reference to principles of conflict of laws, as provided in the Plan.

Very truly yours,

COLGATE-PALMOLIVE COMPANY

By /s/ Ian Cook